As filed with the Securities and Exchange Commission on August 10, 2022

Registration No. 333-252120

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-1

ON FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PORCH GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	83-2587663 (I.R.S. Employer Identification No.)

411 1st Avenue S., Suite 501

Seattle, Washington 98104
(855) 767-2400
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Matthew Cullen
General Counsel
411 1st Avenue S., Suite 501

Seattle, Washington 98104
(855) 767-2400
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Michael P. Heinz

Joshua G. DuClos

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

(312) 853-7000

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ◻

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On January 15, 2021, Porch Group, Inc. (the “Company”) filed a registration statement with the Securities and Exchange Commission (the “SEC”), on Form S-1 (File No. 333-252120) (the “Registration Statement”). The Registration Statement, as amended, was declared effective by the SEC on January 29, 2021 to initially register for resale by the selling securityholders identified in the prospectus an aggregate of up to 52,139,994 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and up to an aggregate of 14,325,000 shares of the Company’s Common Stock which consists of (i) 5,700,000 shares of Common Stock that are issuable upon the exercise of 5,700,000 warrants originally issued in a private placement in connection with the initial public offering of PTAC (as defined below) and (ii) 8,625,000 shares of Common Stock that are issuable upon the exercise of 8,625,000 warrants (the “Public Warrants”) originally issued in the initial public offering of PTAC.

On June 21, 2021, the Company filed the Post-Effective Amendment No. 1 to Form S-1 (“POSAM 1”) to update the Registration Statement to (i) withdraw and remove from registration the Public Warrants that were registered on the Registration Statement that are no longer outstanding and (ii) include information contained in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2020, and certain other information in such Registration Statement. No additional securities were registered under POSAM 1.

This Post-Effective Amendment No. 2 to Form S-1 on Form S-3 (“POSAM 2”) is being filed by the Company to convert the Registration Statement on Form S-1 into a registration statement on Form S-3. This POSAM 2 does not register any additional securities and relates solely to securities registered previously. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION — DATED AUGUST 10, 2022

Porch Group, Inc.

39,602,285 Shares of Common Stock
Up to 5,700,000 Shares of Common Stock
Issuable Upon Exercise of the Private Warrants
Up to 5,700,000 Private Warrants

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of (i) up to 39,602,285 shares of the common stock, par value $0.0001 per share, of the Company (“Common Stock”) and (ii) up to 5,700,000 warrants (the “Private Warrants”) originally issued in a private placement in connection with the initial public offering of PTAC (as defined below). On April 16, 2021, we redeemed the public warrants originally issued in the initial public offering of PTAC (the “Public Warrants”). As of April 16, 2021, no Public Warrants remain outstanding. Thus, the term “Warrants,” as used in this prospectus, refers only to Private Warrants. We will not receive any proceeds from the sale of shares of Common Stock by the Selling Securityholders pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares. The Selling Securityholders may sell the shares of Common Stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.”

In addition, this prospectus relates to the issuance by us of up to an aggregate of 5,700,000 shares of Common Stock that are issuable upon the exercise the Private Warrants originally issued in the initial public offering of PTAC. We will receive the proceeds from any exercise of any Private Warrants for cash.

This prospectus provides you with a general description of the registered securities and the general manner in which the Selling Securityholders may offer or sell the securities. More specific terms of any securities that the Selling Securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Common Stock or Warrants. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Common Stock or Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus. We provide more information about how the Selling Securityholders may sell the shares or Warrants in the section entitled “Plan of Distribution.”

Our shares of Common Stock are listed on the NASDAQ Capital Market (“NASDAQ”), under the symbol “PRCH”. On August 9, 2022, the closing price of our Common Stock was $2.39.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

See the section entitled “Risk Factors” beginning on page 3 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 10, 2022.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, offer and sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Common Stock issuable upon the exercise of any Warrants. We will receive proceeds from any exercise of the Warrants for cash.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any permitted free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of any other information that others may give you. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any other date than their respective date. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section titled “Where You Can Find More Information.”

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Porch,” “we,” “us,” “our” and similar terms refer to Porch Group, Inc. (f/k/a PropTech Acquisition Corporation.), a Delaware corporation, and its consolidated subsidiaries. References to “PropTech” or “PTAC” refer to the Company prior to the consummation of the PTAC Merger (as defined herein).

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management. Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning the Company’s possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. Unless specifically indicated otherwise, the forward-looking statements in this prospectus do not reflect the potential impact of any divestitures, mergers, acquisitions, or other business combinations that have not been completed as of the date of this filing. You should understand that the following important factors, among others, could affect the Company’s future results and could cause those results or other outcomes to differ materially from those expressed or implied in the Company’s forward-looking statements:

●	expansion plans and opportunities, including recently completed acquisitions as well as future acquisitions or additional business combinations;
●	costs related to being a public company;
●	litigation, complaints, and/or adverse publicity;
●	the impact of changes in consumer spending patterns, consumer preferences, local, regional and national economic conditions, crime, weather, demographic trends and employee availability;
●	further expansion into the insurance industry, and the related federal and state regulatory requirements;
●	privacy and data protection laws, privacy or data breaches, or the loss of data; and
●	the duration and scope of the COVID pandemic, and its continued effect on the business and financial conditions of the Company.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference herein. The risks described in these filings are not exhaustive. New risk factors emerge from time to time, and it is not possible for us to predict all such risk factors, nor can the Company assess the impact of all such risk factors on its business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements, as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties. See “Where You Can Find More Information” and “Incorporation of Documents by Reference.” The Company undertakes no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

iii

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus or the documents incorporated by reference herein. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus, the registration statement of which this prospectus is a part and the documents incorporated by reference herein carefully, including the information set forth under the heading “Risk Factors” and our financial statements, which are incorporated by reference herein.

The Company

Porch is a vertical software platform for the home, providing software and services to over 28,500 home services companies, such as home inspectors, mortgage companies and loan officers, title companies, moving companies, real estate agencies, utility companies, roofers and others. Porch helps these service providers grow their business and improve their customer experience. Porch also makes the moving process easier for homebuyers by helping them save time and make better decisions about critical services, including insurance, warranty, moving, security, TV/Internet, home repair and improvement. For certain services such as insurance and warranty, Porch can provide its own product to consumers.

Porch has two reportable segments: the Vertical Software segment and the Insurance segment.

Background

 Porch Group, Inc. was originally known as PropTech Acquisition Corporation, a Nasdaq-listed special purpose acquisition company (“PTAC”), which completed its initial public offering in November 2019. In July 2020, PTAC entered into a merger agreement to acquire Porch.com, Inc., and on December 23, 2020 (the “PTAC Merger Closing Date”), the merger was completed and Porch.com, Inc. became a wholly owned subsidiary of PTAC (the “PTAC Merger”). On the same date, PTAC changed its name from “PropTech Acquisition Corporation” to “Porch Group, Inc.,” and on December 24, 2020, Porch Group, Inc.’s Common Stock commenced trading on NASDAQ under the ticker “PRCH.” References in this prospectus to Porch prior to the PTAC Merger Closing Date refer to Porch.com, Inc. (“Legacy Porch”), which is considered the Company’s accounting predecessor.

The rights of holders of our Common Stock and Warrants are governed by our third amended and restated certificate of incorporation (the “Amended and Restated Charter”), our amended and restated bylaws (the “Amended and Restated Bylaws”) and the Delaware General Corporation Law (the “DGCL”), and in the case of the Warrants, the Warrant Agreement, dated as of November 21, 2019, duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent. See the section entitled “Description of Securities.”

Additional Information

Porch’s principal executive offices are located at 411 1st Avenue S., Suite 501, Seattle, Washington 98104, and Porch’s telephone number is (855) 767-2400. Our website address is www.porchgroup.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it is a part.

Additional information about Porch is included in documents incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

THE OFFERING

Issuer	Porch Group, Inc.
Shares of Common Stock offered by us	5,700,000 shares of Common Stock issuable upon exercise of the Private Warrants.
Shares of Common Stock offered by the Selling Securityholders	Up to 39,602,285 shares of Common Stock.
Warrants Offered by the Selling Securityholders	Up to 5,700,000 Private Warrants.
Shares of Common Stock outstanding prior to exercise of all Warrants

99,759,861 shares of Common Stock (as of August 3, 2022). 6,000,000 of these shares of Common Stock constitute restricted shares of Common Stock (“Earnout Shares”) which have vested or will vest upon the achievement of certain stock price thresholds prior to the third anniversary of the PTAC Merger Closing Date.

Shares of Common Stock outstanding assuming exercise of all Warrants	101,555,561 (based on total shares outstanding as of August 3, 2022).
Use of Proceeds	We will not receive any proceeds from the sale of shares of Common Stock by the Selling Securityholders.
Redemption	The Private Warrants are redeemable in certain circumstances. See “Description of Securities — Redeemable Warrants” for further discussion.
Market for Common Stock and Warrants	Our shares of Common Stock are currently traded on NASDAQ under the symbol “PRCH”.
Risk Factors

See “Risk Factors” and other information included in this prospectus and any risk factors described in the documents we incorporate by reference for a discussion of factors you should consider before investing in our securities.

For additional information concerning the offering, see “Plan of Distribution.”

RISK FACTORS

Investing in our securities involves a high degree of risk. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks incorporated by reference in this prospectus to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before acquiring any such securities. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. See the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference.” Additionally, the risks and uncertainties incorporated by reference in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

USE OF PROCEEDS

All of the Common Stock and Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. The Company will not receive any of the proceeds from these sales.

Of the 8,624,996 Public Warrants that were outstanding as of the date of the PTAC Merger, 8,495,972 were exercised, representing approximately 99% of the Public Warrants, with the remaining unexercised Public Warrants being redeemed by the Company on April 16, 2021. In addition, of the 5,700,000 Private Warrants that were outstanding as of the date of the PTAC Merger, 3,904,300 have been exercised as of August 3, 2022, representing approximately 68% of the total Private Warrants. Total cash proceeds generated from all warrant exercises during 2021 were $126.7 million. As of the date hereof, no Public Warrants remain outstanding. The Company expects to use the net proceeds from the exercise of the Warrants for general corporate purposes and potential future mergers and acquisitions. The Company will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants.

The Selling Securityholders will pay any underwriting fees, discounts and selling commissions incurred by such Selling Securityholders in disposing of their Common Stock. Pursuant to a registration rights agreement entered into by the Company and certain securityholders of the Company, the Company will bear all other costs, fees and expenses incurred in effecting the registration of the Common Stock covered by this prospectus, including, without limitation, all registration and filing fees, NASDAQ listing fees and fees and expenses of counsel and independent registered public accountants.

SELLING SECURITYHOLDERS

The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the shares of Common Stock and Private Warrants set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the shares of Common Stock or the Private Warrants after the date of this prospectus.

The following table sets forth information concerning the shares of Common Stock and Private Warrants that may be offered from time to time by each Selling Securityholder.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such shares of Common Stock. In particular, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.

Our registration of the shares of Common Stock does not necessarily mean that the Selling Securityholders will sell all or any of such Common Stock or Private Warrants. The following table sets forth certain information provided by or on behalf of the Selling Securityholders as of January 8, 2021, unless otherwise noted, concerning the Common Stock and Private Warrants that may be offered from time to time by each Selling Securityholder with this prospectus. The beneficial ownership percentages set forth in the table below are based on 99,759,861 shares of Common Stock issued and outstanding as of August 3, 2022 and do not take into account the issuance of any shares of Common Stock upon the exercise of Warrants to purchase up to 1,795,700 shares of Common Stock that remain outstanding. A Selling Securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”

	Before the Offering				After the Offering
Name and Address of Selling Securityholder	Common Stock Beneficially Owned Prior to the Offering(1)	Private Placement Warrants Beneficially Owned Prior to the Offering	Number of Shares of Common Stock Being Offered	Number of Private Placement Warrants Being Offered	Number of Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold	Percentage of Outstanding Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold	Number of Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold
PIPE Investors
Falcon Edge Capital, LP(2)	3,518,504	—	3,518,504	—	—	—	—
683 Capital Partners, LP(3)	100,000	—	100,000	—	—	—	—
Monashee Investment Management, LLC(4)	600,000	—	600,000	—	—	—	—
Blackwell Partners LLC – Series A(5)	96,596	—	96,596	—	—	—	—
Nantahala Capital Partners Limited Partnership(5)	41,508	—	41,508	—	—	—	—
Nantahala Capital Partners II Limited Partnership(5)	120,250	—	120,250	—	—	—	—
Nantahala Capital Partners SI, LP(5)	260,443	—	260,443	—	—	—	—
NCP QR LP(5)	50,034	—	50,034	—	—	—	—
Silver Creek CS SAV, L.L.C.(5)	31,169	—	31,169	—	—	—	—
UBS O’Connor LLC(6)	1,000,000	—	1,000,000	—	—	—	—
Kepos Alpha Master Fund L.P.(7)	400,000	—	400,000	—	—	—	—
Linden Capital L.P.(8)	300,000	—	300,000	—	—	—	—
Lugard Road Capital Master Fund, LP(9)	2,000,000	—	2,000,000	—	—	—	—

	Before the Offering				After the Offering
Name and Address of Selling Securityholder	Common Stock Beneficially Owned Prior to the Offering(1)	Private Placement Warrants Beneficially Owned Prior to the Offering	Number of Shares of Common Stock Being Offered	Number of Private Placement Warrants Being Offered	Number of Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold	Percentage of Outstanding Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold	Number of Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold
Magnetar Financial LLC(10)	1,200,000	—	1,200,000	—	—	—	—
Maven Investment Partners US Ltd. – New York Branch(11)	200,000	—	200,000	—	—	—	—
Integrated Core Strategies (US) LLC(12)	510,759	—	400,000	—	110,759	*	—
BMO Nesbitt Burns IFT MMCAP International Inc. SPC for and on behalf of MMCAP Master Segregated Portfolio(13)	650,000	—	650,000	—	—	—	—
MMF LT, LLC(14)	1,500,000	—	1,500,000	—	—	—	—
Harvest Small Cap Partners L.P.(15)	500,000	—	500,000	—	—	—	—
Wellington Management Company LLP(16)	1,731,496	—	1,731,496	—	—	—	—
Westchester Capital Management, LLC(17)	300,000	—	300,000	—	—	—	—
Directors and Executive Officers(18)
Matt Ehrlichman(19)	17,216,445	—	15,420,260	—	1,796,185	1.8%	—
Matthew Neagle(20)	663,825	—	427,752	—	236,073	*	—
Marty Heimbigner(21)	338,358	—	—	—	338,358	*	—
Alan Pickerill(22)	47,085	—	3,611	—	43,474	*	—
Sponsor Investors(23)
Thomas D. Hennessy(24)	697,917	150,000	697,917	150,000	—	—	—
Margaret Whelan(25)	35,682	25,000	35,682	25,000	—	—	—
Gregory Ethridge(26)	35,682	25,000	35,682	25,000	—	—	—
James F. O’Neil III	85,459	200,000	85,459	200,000	—	—	—
Layal Jabbour	32,047	75,000	32,047	75,000	—	—	—
Kyle Potter	10,682	25,000	10,682	25,000	—	—	—
Bradley J. Bell Revocable Trust(27)	106,824	250,000	106,824	250,000	—	—	—
Steve and Susanne Lamb(28)	10,682	25,000	10,682	25,000	—	—	—
Juan Luis Pena Salas	42,730	100,000	42,730	100,000	—	—	—
Kyle Textor	10,682	25,000	10,682	25,000	—	—	—
Joshua Cohen	10,682	25,000	10,682	25,000	—	—	—
Fitzgerald Chronos Fund LP(29)	106,824	250,000	106,824	250,000	—	—	—
Max Rothkopf	21,365	50,000	21,365	50,000	—	—	—
John Adams(30)	42,730	100,000	42,730	100,000	—	—	—
Steven Lamb, Jr.	10,682	25,000	10,682	25,000	—	—	—
M. Joseph Beck(31)	697,917	150,000	697,917	150,000	—	—	—
Michael Szollosi	10,682	25,000	10,682	25,000	—	—	—
Pieter Neijs	38,457	90,000	38,457	90,000	—	—	—
Dark Knight Ventures LLC(32)	42,730	100,000	42,730	100,000	—	—	—
Jameson Nelson	10,682	25,000	10,682	25,000	—	—	—
William Halle	10,682	25,000	10,682	25,000	—	—	—
John Beck	42,730	100,000	42,730	100,000	—	—	—

	Before the Offering				After the Offering
Name and Address of Selling Securityholder	Common Stock Beneficially Owned Prior to the Offering(1)	Private Placement Warrants Beneficially Owned Prior to the Offering	Number of Shares of Common Stock Being Offered	Number of Private Placement Warrants Being Offered	Number of Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold	Percentage of Outstanding Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold	Number of Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold
Joe Hanauer(33)	321,536	—	260,655	—	60,881	*	—
Garland Ditz	10,682	25,000	10,682	25,000	—	—	—
Ballybunion, LLC(34)	106,824	250,000	106,824	250,000	—	—	—
Chen Nien-han	32,047	75,000	32,047	75,000	—	—	—
Ann W. Stachenfeld	10,682	25,000	10,682	25,000	—	—	—
Richard Rothkopf	21,365	50,000	21,365	50,000	—	—	—
Frank Veenstra	32,047	75,000	32,047	75,000	—	—	—
Courtney Robinson(35)	35,682	25,000	35,682	25,000	—	—	—
Jonathan Hennessy(36)	17,092	40,000	17,092	40,000	—	—	—
Tiffany Lytle	44,866	105,000	44,866	105,000	—	—	—
Joseph E. Link III	10,682	25,000	10,682	25,000	—	—	—
William Bradley Beanblossom	32,047	75,000	32,047	75,000	—	—	—
Otis Road Investments, LP(37)	106,824	250,000	106,824	250,000	—	—	—
John Lin	64,094	150,000	64,094	150,000	—	—	—
Andrew Chen	10,682	25,000	10,682	25,000	—	—	—
Kirk Hovde(38)	32,047	75,000	32,047	75,000	—	—	—
CPT Investments LLC(39)	17,092	40,000	17,092	40,000	—	—	—
Sean Martin	10,682	25,000	10,682	25,000	—	—	—
Steven Hovde(40)	160,236	375,000	160,236	375,000	—	—	—
Giantsbane Investments Soho LLC(41)	32,047	75,000	32,047	75,000	—	—	—
Braft Capital, LLC(42)	19,228	45,000	19,228	45,000	—	—	—
Mark Farrell(43)	35,682	25,000	35,682	25,000	—	—	—
Jorge and Patti Ortero(44)	42,730	100,000	42,730	100,000	—	—	—
Hudson Hill Partners LLC(45)	21,365	50,000	21,365	50,000	—	—	—
DeForest Davis	44,866	105,000	44,866	105,000	—	—	—
DVDC/PEI, LLC(46)	59,821	140,000	59,821	140,000	—	—	—
Brian Newman	10,682	25,000	10,682	25,000	—	—	—
Genevieve Hovde	10,682	25,000	10,682	25,000	—	—	—
Randolph Street Ventures, L.P. – 2019-122(47)	213,648	500,000	213,648	500,000	—	—	—
W Lucas K E Lucas Cottee DTD	42,730	100,000	42,730	100,000	—	—	—
Jack Leeney(48)	29,273	10,000	29,273	10,000	—	—	—
Richard Burns	128,189	300,000	128,189	300,000	—	—	—
Milton Beck	10,682	25,000	10,682	25,000	—	—	—
The Matthew Sulentic Irrevocable 2012 Trust u/a dtd 11/30/2012(49)	21,365	50,000	21,365	50,000	—	—	—
Rondip Dalal	21,365	50,000	21,365	50,000	—	—	—
Daniel J. Hennessy(50)	697,917	500,000	697,917	500,000	—	—	—
Other Selling Securityholders
Asha Sharma(51)	239,299	—	235,158	—	4,141	*	—
Shai Cohen(52)	110,000	—	110,000	—	—	—	—
Daniel Meridor(52)	110,000	—	110,000	—	—	—	—
Oded Shemla(52)	110,000	—	110,000	—	—	—	—
Carissa Zak(53)	45,000	—	45,000	—	—	—	—
Paul Zak(53)	45,000	—	45,000	—	—	—	—

	Before the Offering				After the Offering
Name and Address of Selling Securityholder	Common Stock Beneficially Owned Prior to the Offering(1)	Private Placement Warrants Beneficially Owned Prior to the Offering	Number of Shares of Common Stock Being Offered	Number of Private Placement Warrants Being Offered	Number of Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold	Percentage of Outstanding Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold	Number of Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold
Steven J. McLaughlin Revocable Trust(54)	1,730,000	—	1,730,000	—	—	—	—
Andrew Lerner(55)	283,215	—	283,215	—	—	—	—
Brett Baris(55)	200,687	—	200,687	—	—	—	—
Debra Carter(55)	60,270	—	60,270	—	—	—	—
Frederick S. Hammer(55)	131,480	—	131,480	—	—	—	—
M and E Esposito Family Company LLC(55)(56)	48,758	—	48,758	—	—	—	—
Prudential Legacy Insurance Company of New Jersey(55)(57)	165,019	—	165,019	—	—	—	—
Richard L. Viton(55)	128,818	—	128,818	—	—	—	—
Robert M. Lichten(55)	125,454	—	125,454	—	—	—	—
Spencer Tucker(55)	264,215	—	264,215	—	—	—	—
Equity Trust FBO Spencer Tucker(55)	40,369	—	40,369	—	—	—	—
Other HOA Securityholders(58)	344,069	—	344,069	—	—	—	—
Total Securities	42,192,156	5,700,000	39,602,285	5,700,000	2,589,871	—	—

*	Less than one percent
(1)	Holders of Common Stock are entitled to one vote for each share of Common Stock held by them.
(2)	Includes (i) 1,226,592 shares of Common Stock held by Falcon Edge Global Master Fund, LP, and (ii) 2,291,912 shares of Common Stock held by Moraine Master Fund, LP. Each of Falcon Edge Global Master Fund, LP and Moraine Master Fund, LP have delegated voting and dispositive powers to Falcon Edge Capital, LP, its investment manager. Mr. Richard Gerson serves as the Chairman and Chief Investment Officer of Falcon Edge Capital, LP. The address of Falcon Edge Global Master Fund, LP is 660 Madison Avenue, 19th Floor, New York, NY 10065 for Falcon Edge Global Master Fund, LP, and the address of Moraine Master Fund, LP is M&C Corporate Services, Ltd., P.O. Box 309 George Town, Cayman Islands, KY1-1104.
(3)	Ari Zweiman, Portfolio Manager, has voting and dispositive power over the securities. The address for the Selling Securityholders is 3 Columbus Circle, Suite 2205 New York, NY 10019.
(4)	Includes (i) 272,728 shares of Common Stock held by BEMAP Master Fund Ltd., (ii) 122,727 shares of Common Stock held by Monashee Pure Alpha SPV I LP, (iii) 163,636 shares of Common Stock held by Monashee Solitario Fund LP, and (iv) 40,909 shares of Common Stock held by SFL SPV I LLC. Monashee Investment Management, LLC serves as investment manager of each of BMAP Master Fund Ltd, Monashee Pure Alpha SPV I LP, Monashee Solitario Fund LP and SFL SPV I LLC. Jeff Muller serves as Chief Compliance Officer of Monashee Investment Management, LLC. The address for the Selling Securityholders is c/o Monashee Investment Management, LLC 125 High Street, 28th Floor Boston, MA 02110.
(5)	Includes (i) 120,250 shares of Common Stock held by Nantahala Capital Partners II Limited Partnership, (ii) 41,508 shares of Common Stock held by Nantahala Capital Partners Limited Partnership (iii) 50,034 shares of Common Stock held by NCR QR LP, (iv) 260,443 shares of Common Stock held by Nantahala Capital Partners SI, LP, (v) 31,169 shares of Common Stock held by Silver Creek CS SAV, L.L.C. and (vi) 96,596 shares of Common Stock held by Blackwell Partners LLC — Series A. Nantahala Capital Management, LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of the Selling Securityholders as a General Partner or Investment Manager and would be considered the beneficial owner of such securities. The above shall not be deemed to be an admission by the record owners or the Selling Securityholder that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or any other purpose. Wilmot Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and may be deemed to have voting and dispositive power over the shares held by the Selling Securityholder.

(6)	Includes (i) 500,000 shares of Common Stock held by Nineteen77 Global Multi-Strategy Alpha Master Limited and (ii) 500,000 shares of Common Stock held by Nineteen77 Global Merger Arbitrage Master Limited. UBS O’Connor LLC (“UBS”) is the discretionary investment advisor for the Selling Securityholder. Kevin Russell, the Chief Investment Officer of UBS, is deemed to have power to vote or dispose of the shares held by the Selling Securityholder. The address of the Selling Securityholder and Mr. Russell is c/o UBS O’Connor LLC, One North Wacker Drive, 31st Floor, Chicago, Illinois 60606.
(7)	Mark Carhart serves as Managing Member of Kepos Capital GP LLC, the Manager of Kepos Capital LP, the Selling Securityholder’s investment manager. Mr. Carhart is also the Managing Member of Kepos Partners MM LLC, the Manager of Kepos Partners LLC, the General Partner of the Selling Securityholder. The address for the Selling Securityholder is 11 Times Square, 35th Floor, New York, NY 10036.
(8)	The securities directly held by Linden Capital L.P. are indirectly held by Linden Advisors LP (the investment manager of Linden Capital L.P.), Linden GP LLC (the general partner of Linden Capital L.P.), and Mr. Siu Min (Joe) Wong (the principal owner and the controlling person of Linden Advisors LP and Linden GP LLC). Linden Capital L.P., Linden Advisors LP, Linden GP LLC and Mr. Wong share voting and dispositive power with respect to the securities held by Linden Capital L.P. The address for the Selling Securityholder is 590 Madison Avenue, 15th Floor, New York, NY 10022.
(9)	Controlled by Jonathan Green, on behalf of Luxor Capital Group, LP, the investment manager of the Selling Securityholder. The address for the Selling Securityholder is 1114 Avenue of the Americas, 28th Floor, New York, NY 70036.
(10)	Includes (i) 352,000 shares of Common Stock held by Magnetar Constellation Master Fund, Ltd., (ii) 99,000 shares of Common Stock held by Magnetar Constellation Fund II, Ltd., (iii) 131,000 shares of Common Stock held by Magnetar Structured Credit Fund, LP, (iv) 123,000 shares of Common Stock held by Magnetar Xing He Master Fund Ltd., (v) 93,000 share of Common Stock held by Magnetar SC Fund Ltd., (vi) 57,000 shares of Common Stock held by Magnetar Longhorn Fund LP, (vii) 47,000 shares of Common Stock held by Purpose Alternative Credit Fund — F LLC, (viii) 23,000 shares of Common Stock held by Purpose Alternative Credit Fund — T LLC, (ix) 75,000 shares of Common Stock held by Magnetar Lake Credit Fund LLC, and (x) 200,000 shares of Common Stock held by Magnetar Capital Master Fund, Ltd The registered holders of the referenced shares to be registered are the following funds and accounts that are managed by Magnetar Financial LLC (“MFL”), which serves as investment manager of each Magnetar Capital Master Fund, Ltd, Magnetar Constellation Master Fund, Ltd., Magnetar Constellation Fund II, Ltd, Magnetar Longhorn Fund LP, Magnetar SC Fund Ltd, and Magnetar Xing He Master Fund Ltd. MFL is the manager of Magnetar Lake Credit Fund LLC, Purpose Alternative Credit Fund — F LLC and Purpose Alternative Credit Fund — T LLC. MFL is the general partner of Magnetar Structured Credit Fund, LP (together with all of the foregoing funds, the “Magnetar Funds”). In such capacities, MFL exercises voting and investment power over the securities listed above held for the accounts of the Magnetar Funds. MFL is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended. Magnetar Capital Partners LP (“MCP”), is the sole member and parent holding company of MFL. Supernova Management LLC (“Supernova”), is the sole general partner of MCP. The manager of Supernova is Alec N. Litowitz, a citizen of the United States of America. Each of the Magnetar Funds, MFL, MCP, Supernova and Alec N. Litowitz disclaim beneficial ownership of these securities except to the extent of their pecuniary interest in the securities. Shares shown include only the securities being registered for resale and may not incorporate all interests deemed to be beneficially held by the registered holders described above or by other investment funds managed or advised by MFL. The address of the Selling Securityholders is 1603 Orrignton Avenue, 13th Floor, Evanston, IL 60201.
(11)	Nima Noorizadeh serves as director of the Selling Securityholder. The address for the Selling Securityholder is 675 3rd Avenue, 15th Floor, New York, NY 10017.
(12)	Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the general partner of the managing member of Integrated Core Strategies and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Group Management LLC, a Delaware limited liability company (“Millennium Group Management”), is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. The managing member of Millennium Group Management is a trust of which Israel A. Englander, a United States citizen (“Mr. Englander”), currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. The foregoing should not be construed in and of itself as an admission by Millennium Management, Millennium Group Management or Mr. Englander as to beneficial ownership of the securities owned by Integrated Core Strategies. The address of the Selling Securityholder is 666 Fifth Avenue, 8th Floor, New York, NY 10103.

(13)	Matthew MacIsaac, serves as secretary of MM Asset Management Inc., investment advisor to MMCAP International Inc. SPC. The address for the Selling Securityholder is 161 Bay Street, Suite 2240, TD Canada Trust Tower, Toronto, ON, M5J 2S1.
(14)	Moore Capital Management, LP, the investment manager of MMF LT, LLC, has voting and investment control of the shares held by MMF LT, LLC. Mr. Louis M. Bacon controls the general partner of Moore Capital Management, LP and may be deemed the beneficial owner of the shares of the Company held by MMF LT, LLC. Mr. Bacon also is the indirect majority owner of MMF LT, LLC. The address of MMF LT, LLC, Moore Capital Management, LP and Mr. Bacon is 11 Times Square, New York, New York 10036.
(15)	Includes (i) 149,872 shares of Common Stock held by Harvest Small Cap Partners L.P., and (ii) 350,128 shares of Common Stock held by Harvest Small Cap Partners Master, Ltd. Jeffrey Osher serves as managing member of each of Harvest Small Cap Partners L.P and Harvest Small Cap Partners Master, Ltd. The address for the Selling Securityholder is 505 Montgomery Street, Suite 1250, San Francisco, CA 94111.
(16)	Includes (i) 218,350 shares of Common Stock held by Desjardins American Equity Growth Fund, (ii) 9,841 shares of Common Stock held by Global Multi-Strategy Fund, (iii) 208,864 shares of Common Stock held by John Hancock Long/Short Fund, (iv) 30,152 shares of Common Stock held by John Hancock Pension Plan, (v) 23,431 shares of Common Stock held by MassMutual Small Cap Growth Equity CIT, (vi) 69,454 shares of Common Stock held by MML Small Cap Growth Equity Fund, (vii) 199,586 shares of Common Stock held by Quissett Investors (Bermuda) L.P., (viii) 171,615 shares of Common Stock held by Quissett Partners, L.P., (ix) 129,622 shares of Common Stock held by MassMutual Select Small Cap Growth Equity Fund, (x) 203,551 shares of Common Stock held by Treasurer of the State of North Carolina, (xi) 12,454 shares of Common Stock held by Wellington — IG Global Equity Hedge Pool, (xii) 216,863 shares of Common Stock held by John Hancock Variable Insurance Trust Small Cap Stock Trust, and (xiii) 237,713 shares of Common Stock held by Wellington Trust Company, National Association Multiple Collective Investment Funds Trust II, Select Small Cap Growth Portfolio. Wellington Management Company LLP, as an investment adviser, has been delegated investment control and investment management authority (including voting with respect to the relevant fund’s assets) over the Selling Securityholder. The address for the Selling Securityholders is 280 Congress Street, Boston, MA 02210.
(17)	Includes (i) 50,000 shares of Common Stock held by JNL/Westchester Capital Event Driven Fund, (ii) 102,469 shares of Common Stock held by The Merger Fund, (iii) 65,471 shares of Common Stock held by WCM Alternatives: Event-Driven Fund, (iv) 26,200 shares of Common Stock held by WCM Master Trust, and (v) 55,860 shares of Common Stock held by Westchester Merger Arbitrage Strategy Sleeve of the JNL Multi-Manager Alternative Fund. The address for The Merger Fund, WCM Alternatives: Event-Driven Fund, JNL/Westchester Capital Event Driven Fund, JNL Multi-Manager Alternative Fund, WCM Master Trust, Westchester Capital Management, LLC (“WCM”) and Westchester Capital Partners, LLC (“WCP”) is 100 Summit Lake Drive, Suite 220, Valhalla, NY 10595. WCM serves as investment advisor to The Merger Fund and WCM Alternatives: Event-Driven Fund and sub-advisor to JNL/Westchester Capital Event Driven Fund and JNL Multi-Manager Alternative Fund. WCP serves as investment advisor to WCM Master Trust. Mr. Roy D. Behren and Mr. Michael T. Shannon each serve as Co-Managers of WCM and Co-Managers of WCP. By virtue of these relationships, WCM, WCP and Messrs. Behren and Shannon may be deemed to beneficially own the securities listed herein, however, each of WCM, WCP and Messrs. Behren and Shannon disclaim beneficial ownership of the securities listed herein except to the extent of their pecuniary interest in such securities.
(18)	The address of each director and executive officer is 411 1st Avenue S., Suite 501, Seattle, Washington 98104.
(19)	Includes (i) 8,212,286 shares of Common Stock, 683,530 shares of which constitute unvested Earnout Shares, options to acquire 1,892,196 shares of Common Stock that have vested or will vest within 60 days of August 3, 2022, and 695,251 shares of Common Stock that are issuable upon vesting and settlement of time-based restricted stock units granted to Mr. Ehrlichman by the Company, of which 72,421 time-based restricted stock units vest within 60 days of August 3, 2022, in each case held directly by Mr. Ehrlichman, and (ii) per a Schedule 13D/A filed with the SEC on May 17, 2022, 6,416,712 shares of Common Stock, 228,796 shares of which constitute unvested Earnout Shares, held by West Equities, LLC, over which Mr. Ehrlichman has sole voting and investment power. This amount excludes 1,517,186 shares of Common Stock underlying performance-based restricted stock units granted to Mr. Ehrlichman, which will only be issued to Mr. Ehrlichman upon satisfaction of certain stock price performance thresholds described in the Schedule 13D/A filed with the SEC on May 17, 2022. The Earnout Shares are currently unvested and will only vest if, at any time during the three years following the PTAC Merger Closing Date, the volume-weighted average price of the Common Stock is greater than or equal to $22.00 for any twenty trading days within any thirty-trading day period.
(20)	Includes 22,056 Earnout Shares, options to acquire 82,167 shares of Common Stock that have vested or will vest within 60 days of August 3, 2022 and 15,556 restricted stock units that will vest within 60 days of August 3, 2022.
(21)	Includes options to acquire 293,600 shares of Common Stock that have vested or will vest within 60 days of August 3, 2022, pursuant to the terms of Mr. Heimbigner’s offer letter as described below. On April 1, 2022, the Company announced it had mutually agreed with Mr. Heimbigner to begin a search for Mr. Heimbigner’s successor. On August 9,

2022, the Company approved a second amendment to Mr. Heimbigner’s offer letter in order to assist with an orderly transition of his responsibilities as Chief Financial Officer. Pursuant to Mr. Heimbigner’s offer letter (as amended), his nonqualified stock option awards that are outstanding on his termination date, September 30, 2022, and that would have vested through the six-month anniversary of such termination date, will vest upon such termination date.
(22)	Includes 1,221 Earnout Shares and options to acquire 35,231 shares of Common Stock that have vested or will vest within 60 days of August 3, 2022.
(23)	The address of HC PropTech Partners I LLC (the “Sponsor”) investors is c/o Hennessy Capital, 3415 North Pines Way, Suite 204, Wilson, Wyoming 83014.
(24)	Includes 150,000 Private Warrants, each of which is exercisable to purchase one share of Common Stock at an exercise price of $11.50 per share. Mr. Hennessy previously served as a member of our board of directors.
(25)	Includes 25,000 Private Warrants, each of which is exercisable to purchase one share of Common Stock at an exercise price of $11.50 per share. Ms. Whelan previously served as a member of our board of directors.
(26)	Mr. Ethridge previously served as senior advisor to PropTech from inception to the consummation of the PTAC Merger.
(27)	Bradley J. Bell is the trustee of the Bradley J. Bell Revocable Trust and has sole voting and dispositive power over the securities held by it.
(28)	Securities jointly held by Steve and Susanne Lamb.
(29)	Fitzgerald Investment Management Company, as the general partner of Fitzgerald Chronos Fund LP, exercises voting and investment power with respect to the securities. Thomas G. Fitzgerald, Jr., as the manager of Fitzgerald Investment Management Company LLC, may be deemed to be the beneficial owner of the securities held by Fitzgerald Chronos Fund LP.
(30)	Mr. Adams is managing director of CMD Global Partners, LLC, a registered broker-dealer. Mr. Adams has certified that the shares of Common Stock and Private Warrants held by him were purchased in the ordinary course of business, and that at the time of purchase of such securities Mr. Adams had no agreements or understanding, directly or indirectly, with any person to distribute such securities.
(31)	Mr. Beck previously served as co-Chief Executive Officer, Chief Financial Officer and Director of PropTech from inception to the consummation of the PTAC Merger.
(32)	Jack Cullen, as chief executive officer of Dark Knight Ventures LLC, exercises voting and investment power with respect to the securities and may be deemed to be the beneficial owner of securities held by Dark Knight Ventures LLC.
(33)	Includes 6,481 Earnout Shares. Includes 254,174 shares of Common Stock and 25,385 Earnout Shares, in each case held by Ingleside Interests, LP, over which Mr. Hanauer has sole voting and dispositive power. Mr. Hanauer previously served as a member of the Company’s board of directors.
(34)	Peter Shea, as manager of Ballybunion, LLC, exercises voting and investment power with respect to the securities and may be deemed to be the beneficial owner of the securities held by Ballybunion, LLC.
(35)	Ms. Robinson previously served as a director of PropTech from inception to the consummation of the PTAC Merger.
(36)	Mr. Hennessy is the brother of Thomas D. Hennessy, a former director of the Company.
(37)	Otis Management, LLC, as general partner of Otis Road Investments, LP, exercises voting and investment power with respect to the securities. Andrew J. Fitzgerald and James G. Fitzgerald, as managers of Otis Management, LLC, may be deemed to be the beneficial owners of the securities held by Otis Road Investments, LP.
(38)	Mr. Hovde is managing principal and head of investment banking of Hovde Group, LLC, a registered broker-dealer. Mr. Hovde has certified that the shares of Common Stock and Private Warrants held by him were purchased in the ordinary course of business, and that at the time of purchase of such securities Mr. Hovde had no agreements or understanding, directly or indirectly, with any person to distribute such securities.
(39)	Daniel Lobo Guerrero, Federico Pineda and Andres Martinez, as managing members of CPT Investments LLC, exercise voting and investment power with respect to the securities and may be deemed to be the beneficial owners of the securities held by CPT Investments LLC.
(40)	Mr. Hovde is chairman of Hovde Group, LLC, a registered broker-dealer. Mr. Hovde has certified that the shares of Common Stock and Private Warrants held by him were purchased in the ordinary course of business, and that at the time of purchase of such securities Mr. Hovde had no agreements or understanding, directly or indirectly, with any person to distribute such securities.
(41)	Chase Mazzariello, as managing member of Giantsbane Investments Soho LLC, exercises voting and investment power with respect to the securities and may be deemed to be the beneficial owner of the securities held by Giantbane Investments Soho LLC.
(42)	Spencer Almy, Mark Fisher, Ryan Lee and Joseph Boehm, as members of Braft Capital, LLC, exercise voting and investment power with respect to the securities and may be deemed to be the beneficial owners of the securities held by Braft Capital, LLC. Spencer Almy, a member of Braft Capital, LLC, is a registered representative affiliated with BDT & Company, LLC. Mr. Almy has certified that the shares of Common Stock and Private Warrants held by Braft Capital, LLC were purchased in the ordinary course of business, and that at the time of purchase of such securities neither he nor

Braft Capital, LLC had any agreements or understanding, directly or indirectly, with any person to distribute such securities.
(43)	Mr. Farrell previously served as a director of PropTech from inception to the consummation of the PTAC Merger.
(44)	Securities jointly held by Jorge and Patti Otero.
(45)	Dan Bsharat and Tariq Bsharat, as members of Hudson Hill Partners LLC, exercise voting and investment power with respect to the securities and may be deemed to be the beneficial owners of the securities held by Hudson Hill Partners LLC.
(46)	DeForest Davis, manager of DVDC/PEI, exercises voting and investment power with respect to the securities and may be deemed to be the beneficial owner of the securities held by DVDC/PEI, LLC.
(47)	Randolph Street Investment Management, LLC, the general partner of Randolph Street Ventures, L.P. — 2019-122, exercises voting and investment power with respect to the securities. Bruce Ettelson, Jack Levin, Matthew Steinmetz and Ted Zook are the managers of Randolph Street Investment Management, LLC. Randolph Street Ventures, L.P. — 2019-122 is an affiliate of Kirkland & Ellis LLP, counsel to PropTech prior to the PTAC Merger.
(48)	Includes 2,310 shares of Common Stock and 5,405 Private Warrants held by Provident Trust FBO Jack Leeney. Mr. Leeney previously served as a director of PropTech from inception to the consummation of the PTAC Merger.
(49)	Robert Sulentic is the trustee of the Matthew Sulentic Irrevocable 2012 Trust u/a dtd 11/30/2012 and has sole voting and dispositive power over the securities held by it.
(50)	Mr. Hennessy previously served as senior advisor to PropTech from inception to the consummation of the PTAC Merger. Mr. Hennessy is the father of Thomas D. Hennessy, a former director of the Company.
(51)	Includes 60,470 Earnout Shares. On June 17, 2022, Asha Sharma resigned as a member of our board of directors, effective immediately.
(52)	The shares of Common Stock held by such Selling Securityholder represent consideration received in connection with the consummation of the transactions contemplated by that certain Membership Interest Purchase Agreement, dated as of December 31, 2020, by and among iRoofing, LLC, Legacy Porch, the Company and the members of iRoofing, LLC set forth on the signature pages thereto.
(53)	The shares of Common Stock held by such Selling Securityholder represent consideration received in connection with the consummation of the transactions contemplated by that certain Membership Interest Purchase Agreement, dated as of December 28, 2020, by and among America’s Call Center, LLC, Legacy Porch, the Company, Carissa Zak and Paul Zak.
(54)	Steven J. McLaughlin serves as trustee of the Steven J. McLaughlin Revocable Trust and exercises voting and investment power over the securities. Mr. McLaughlin is the principal executive officer of FTP Securities LLC, a registered broker-dealer. Mr. McLaughlin has certified that the shares of Common Stock held by the Steven J. McLaughlin Revocable Trust were purchased in the ordinary course of business, and that at the time of purchase of such securities neither he nor the Steven J. McLaughlin Revocable Trust had any agreements or understanding, directly or indirectly, with any person to distribute such securities.
(55)	Represents the number of shares of Common Stock issued to such Selling Securityholder as purchase price consideration upon the April 2021 closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of January 13, 2021, by and among Homeowners of America Holding Corporation (“HOA”), Porch Group, Inc., HPAC, Inc. and HOA Securityholder Representative, LLC, solely in its capacity as the Securityholder Representative (the “HOA Agreement”), after exercise of the stock election for partial payment of the purchase price in Common Stock, including shares of Common Stock issuable to such Selling Securityholder pursuant to the HOA Agreement upon the achievement of a $22.50 per share “earn-out” stock price threshold for any twenty trading days within any thirty-trading day period prior to the second anniversary of the HOA acquisition closing date.
(56)	Michael Esposito, John Esposito and James Esposito may be deemed the beneficial owners of the securities held by M and E Esposito Family Company LLC.
(57)	Susan M. Garrett is the portfolio manager for the Selling Securityholder, and investment decisions are made by an internal investment committee comprised of officers of the Selling Securityholder. The Selling Securityholder has affiliated broker-dealers. The Selling Securityholder has certified that the shares of Common Stock issuable to it pursuant to the HOA Acquisition were purchased in the ordinary course of business, and that at the time of purchase of such securities it had no agreements or understanding, directly or indirectly, with any person to distribute such securities.
(58)	Represents the estimated number of shares of Common Stock issued to all other HOA securityholders in the aggregate (excluding, for the avoidance of doubt, the individual HOA securityholders specifically identified in the table above) as purchase price consideration upon the April 2021 closing of the transactions contemplated by the HOA Agreement, including shares of Common Stock issuable to all other HOA securityholders in the aggregate pursuant to the HOA Agreement upon the achievement of a $22.50 per share “earn-out” stock price threshold for any twenty trading days within any thirty-trading day period prior to the second anniversary of the HOA acquisition closing date.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Amended and Restated Charter, our Amended and Restated Bylaws and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge to you read each of the Amended and Restated Charter, the Amended and Restated Bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

The Amended and Restated Charter authorizes the issuance of 410,000,000 shares, consisting of (i) 10,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”) and (ii) 400,000,000 shares of Common Stock.

As of August 3, 2022, there were outstanding 99,759,861 shares of Common Stock, no shares of Preferred Stock outstanding, and 1,795,700 Private Warrants.

Common Stock

Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including the election or removal of directors. The holders of the Common Stock do not have cumulative voting rights in the election of directors. Upon the Company’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of Preferred Stock having liquidation preferences, if any, the holders of the Common Stock are be entitled to receive pro rata the Company’s remaining assets available for distribution. Holders of the Common Stock do not have preemptive, subscription, redemption or conversion rights. The Common Stock is not subject to further calls or assessment by the Company. There are no redemption or sinking fund provisions applicable to the Common Stock. All shares of Common Stock that will be outstanding at the time of the completion of the offering will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of the Common Stock are subject to those of the holders of any shares of the Company’s Preferred Stock the Company may authorize and issue in the future.

Preferred Stock

The Amended and Restated Charter authorizes the board of directors (the “Board”) to establish one or more series of Preferred Stock (including convertible Preferred Stock). Unless required by law or by the NASDAQ, the authorized shares of Preferred Stock will be available for issuance without further action by the holders of the Common Stock. The Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation, voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of Preferred Stock, including, without limitation:

●	the designation of the series;

●

the number of shares of the series, which the Board may, except where otherwise provided in the Preferred Stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

●	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

●	the dates at which dividends, if any, will be payable;

●	the redemption rights and price or prices, if any, for shares of the series;

●	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

●	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs;

●

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

●	restrictions on the issuance of shares of the same series or of any other class or series; and

●	the voting rights, if any, of the holders of the series.

The Company could issue a series of Preferred Stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of the Common Stock might believe to be in their best interests or in which the holders of the Common Stock might receive a premium for the Common Stock over the market price of the Common Stock. Additionally, the issuance of Preferred Stock could adversely affect the rights of holders of the Common Stock by restricting dividends on the Common Stock, diluting the voting power of the Common Stock or subordinating the liquidation rights of the Common Stock. As a result of these or other factors, the issuance of Preferred Stock could have an adverse impact on the market price of the Common Stock. At present, we have no plans to issue any Preferred Stock.

Redeemable Warrants

Of the 8,624,996 Public Warrants that were outstanding as of the date of the PTAC Merger, 8,495,972 were exercised, representing approximately 99% of the Public Warrants, with the remaining unexercised Public Warrants being redeemed by the Company on April 16, 2021. In addition, of the 5,700,000 Private Warrants that were outstanding as of the date of the PTAC Merger, 3,904,300 have been exercised as of August 3, 2022, representing approximately 68% of the total Private Warrants. Total cash proceeds generated from all warrant exercises during 2021 were $126.7 million. As of the date hereof, no Public Warrants remain outstanding. The Company expects to use the net proceeds from the exercise of the Warrants for general corporate purposes, which may include temporary or permanent repayment of our outstanding indebtedness. The Company will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants.

The Private Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company as successor of PTAC (the “Warrant Agreement”). The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified check payable to the Company or by wire transfer, for the number of Warrants being exercised. The warrantholders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

Each whole Warrant entitles the registered holder to purchase one (1) whole share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the PTAC Merger. Pursuant to the Warrant Agreement, a warrantholder may exercise its Warrants only for a whole number of shares of Common Stock. This means that only a whole Warrant may be exercised at any given time by a warrantholder. Only whole Warrants are traded. The Warrants will expire at 5:00 p.m. Eastern Time on December 23, 2025 (the fifth anniversary of the PTAC Merger Closing Date) or earlier upon redemption or liquidation. No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the warrantholder.

The Company will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying the Company’s obligations described below with respect to registration. No Warrant is exercisable and the Company will not be obligated to issue shares of Common Stock upon exercise of a Warrant unless Common Stock issuable upon such Warrant exercise has been registered, qualified, or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any Warrant. In the event that a registration statement is not effective for the exercised Warrants, the purchaser of a unit containing such Warrant will have paid the full purchase price for the unit solely for the share of Common Stock underlying such unit.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the PTAC Merger Closing Date, the Company will use its best efforts to file with the SEC a registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Common Stock until the Warrants expire or are redeemed, as specified in the Warrant Agreement. If a registration statement covering the shares of Common Stock issuable upon exercise of the Warrants is not effective by the 60th business day after the PTAC Merger Closing Date, warrantholders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the Common Stock issuable upon exercise of the Warrants is not effective within a specified period following the consummation of the PTAC Merger, warrantholders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, as amended, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Warrants on a cashless basis.

Pursuant to the Warrant Agreement, once the Warrants become exercisable, the Company may call the Warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per Warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrantholder; and

●

if, and only if, the reported last sale price of the Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrantholders.

If and when the Warrants become redeemable, the Company may not exercise its redemption right if the issuance of shares of Common Stock upon exercise of the Warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company are unable to effect such registration or qualification.

The Company established the last of the redemption criteria discussed above to prevent a redemption call unless there is, at the time of the call, a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Warrants, each warrantholder is entitled to exercise its Warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 Warrant exercise price after the redemption notice is issued.

If the Company calls the Warrants for redemption as described above, the Company’s management will have the option to require any holder that wishes to exercise its Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” management will consider, among other factors, the Company’s cash position, the number of Warrants that are outstanding and the dilutive effect on its stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of the Company’s Warrants. If the Company’s management takes advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If the Company’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption. The Company believes this feature is an attractive option to it if it does not need the cash from the exercise of the Warrants. If the Company calls its Warrants for redemption and its management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Private Warrants for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their Warrants on a cashless basis, as described in more detail below.

A holder of a Warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that, to the Warrant agent’s actual knowledge, after giving effect to such exercise, such person (together with such person’s affiliates) would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume-weighted average price of Common Stock as reported during 10 trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities, or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of the Company’s capital stock into which the Warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of its outstanding shares of the Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which the Company are dissolved, the warrantholders will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within 30 days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to warrantholders when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the warrantholders otherwise do not receive the full potential value of the Warrants in order to determine and realize the option value component of the Warrant. This formula is to compensate the warrantholder for the loss of the option value portion of the Warrant due to the requirement that the warrantholder exercise the Warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus”, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

The Company has not paid any cash dividends on its Common Stock to date. Declaration and payment of any dividend in the future will be subject to the discretion of the Board. The time and amount of dividends will be dependent upon the Company’s financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in the Company’s debt instruments, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors the Board may consider relevant. In addition, the Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, the Company’s ability to declare dividends may be limited by restrictive covenants contained in the agreements governing the indebtedness of the Company’s subsidiaries.

Annual Stockholder Meetings

The Amended and Restated Bylaws provided that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by the Board. To the extent permitted under applicable law, the Company may conduct meetings by remote communications, including by webcast.

Anti-Takeover Effects of the Company’s Amended and Restated Charter and Amended and Restated Bylaws and Certain Provisions of Delaware Law

The Amended and Restated Charter, Amended and Restated Bylaws, and the DGCL contains provisions, as summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of the Board and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are intended to avoid costly takeover battles, reduce the Company’s vulnerability to a hostile change of control and enhance the ability of the Board to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have an anti-takeover effect and may delay, deter, or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Common Stock held by stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares.

However, the listing requirements of NASDAQ, which would apply so long as the Common Stock remains listed on NASDAQ, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power of the Company’s capital stock or the then-outstanding number of shares of Common Stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

The Board may generally issue preferred shares on terms calculated to discourage, delay or prevent a change of control of the Company or the removal of its management. Moreover, the Company’s authorized but unissued shares of Preferred Stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of unissued and unreserved Common Stock or Preferred Stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company’s management and possibly deprive the Company’s stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

Temporary Classification of Board of Directors

The Amended and Restated Charter provides that, prior to the 2024 annual meeting of stockholders, the Board will be classified into three classes of directors, with the classes to be as nearly equal in number as possible. Each Class I director elected at the 2021 annual meeting of stockholders has been elected to a three-year term expiring at the 2024 annual meeting of stockholders, each Class II director elected at the 2022 annual meeting of stockholders has been elected to a two-year term expiring at the 2024 annual meeting of stockholders, and each Class III director to be elected at the 2023 annual meeting of stockholders will be elected to serve a one-year term expiring at the 2024 annual meeting of stockholders. Commencing at the 2024 annual meeting of stockholders, and at each annual meeting of stockholders thereafter, the classification of the directors shall terminate and all directors shall be elected for a one-year term expiring at the next annual meeting of the stockholders and until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. The current classification of directors (until the 2024 annual meeting of stockholders) will have the effect of making it more difficult for stockholders to change the composition of the Board. The Amended and Restated Charter and Amended and Restated Bylaws provide that, subject to any rights of holders of Preferred Stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the Board.

Business Combinations

The Company is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 20% or more of the Company’s outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of the Company’s assets. However, the above provisions of Section 203 do not apply if:

●	the Board approves the transaction that made the stockholder an “interested stockholder, prior to the date of the transaction;”

●

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of the Company’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock; or

●

on or subsequent to the date of the transaction, the business combination is approved by the Board and authorized at a meeting of the Company’s stockholders, and not by written consent, by an affirmative vote of at least two-thirds (2/3) of the outstanding voting stock not owned by the interested stockholder.

Removal of Directors; Vacancies

Under the DGCL, and as provided in the Company’s Amended and Restated Charter, (i) a director serving on a classified board may be removed by the stockholders only for cause and only by the affirmative vote of holders of a majority in voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, and (ii) a director serving on a non-classified board may be removed by the stockholders at any time with or without cause by the affirmative vote of holders of a majority in voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. Thus, (i) prior to the 2024 annual meeting of stockholders, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, and (ii) from and after the 2024 annual meeting of stockholders, when the Board is declassified, any or all of the directors may be removed from office at any time with or without cause by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. In addition, the Amended and Restated Charter provides that any newly created directorship on the Board that results from an increase in the number of directors and any vacancies on the Board will be filled only by the affirmative vote of a majority of the remaining directors then in office or by a sole remaining director (and not by stockholders) even if less than a quorum.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. The Amended and Restated Charter and the Amended and Restated Bylaws do not authorize cumulative voting.

Special Stockholder Meetings

The Amended and Restated Charter provides that special meetings of the Company’s stockholders may be called at any time only by or at the direction of the chief executive officer, the Board or the chairperson of the Board pursuant to a resolution adopted by a majority of the Board. The Company’s Amended and Restated Bylaws provide that the business transacted at a special meeting shall be limited to the matters so stated in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

The Company’s Amended and Restated Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. In order for any matter to be “properly brought” before a meeting, a stockholder must comply with advance notice requirements and provide the Company with certain information. Generally, to be timely, a stockholder’s notice must be received at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. The Company’s Amended and Restated Bylaws also specify requirements as to the form and content of a stockholder’s notice. The Amended and Restated Bylaws allow the Board to adopt rules and regulations for the conduct of meetings as it deems appropriate which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the Company’s stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of the Company’s stockholders may bring an action in the Company’s name to procure a judgment in the Company’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum

The Amended and Restated Charter provides that unless the Company consents to the selection of an alternative forum, any (1) derivative action or proceeding brought on behalf of the Company, (2) action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company or its stockholders, (3) action asserting a claim against the Amended and Restated Charter or the Company’s Amended and Restated Bylaws, or (4) action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within 10 days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. In addition, the provisions described above will not apply to suits brought to enforce a duty or liability created by the federal securities laws or any other claim for which the federal courts have exclusive jurisdiction.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors, or stockholders. The Amended and Restated Charter, to the extent allowed by Delaware law, renounces any interest or expectancy that the Company has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to the Company’s officers, directors or their respective affiliates in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have, and the Company renounces any expectancy that any of the directors or officers of the Company will offer any such corporate opportunity of which they may become aware to the Company, except with respect to any of the directors or officers of the Company regarding a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Company and (i) such opportunity is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for it to pursue and (ii) the director or officer is permitted to refer that opportunity to the Company without violating any legal obligation.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Amended and Restated Charter includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of the Company and its stockholders, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The Company’s Amended and Restated Bylaws provide that the Company must indemnify and advance expenses to the Company’s directors and officers to the fullest extent authorized by the DGCL. The Company also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for the Company’s directors, officers and certain employees for some liabilities. The Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the Amended and Restated Charter and Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty.

These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving the Company’s directors, officers or employees for which indemnification is sought.

PLAN OF DISTRIBUTION

We are registering (i) up to 39,602,285 shares of Common Stock for possible sale by the Selling Securityholders from time to time, (ii) up to 5,700,000 Private Warrants for possible sale by the Selling Securityholders from time to time and (iii) up to 5,700,000 shares of Common Stock that are issuable upon the exercise of the Warrants by the holders thereof. We are required to pay all fees and expenses incident to the registration of the shares of our Common Stock and Warrants to be offered and sold pursuant to this prospectus. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of our Common Stock or Warrants.

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

The shares of Common Stock beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their shares of Common Stock or Warrants by one or more of, or a combination of, the following methods:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of NASDAQ;

●

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	to or through underwriters or broker-dealers;

●

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	in privately negotiated transactions;

●	in options transactions;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of Common Stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

The Selling Securityholders party to the Amended and Restated Registration Rights Agreement with the Company have agreed, and the other Selling Securityholders may agree, to indemnify the underwriters, their officers, directors and each person who controls such underwriters (within the meaning of the Securities Act), against certain liabilities related to the sale of the securities, including liabilities under the Securities Act.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of material United States federal income tax consequences of the purchase, ownership and disposition of our Common Stock as of the date hereof. This discussion is limited to non-U.S. holders (as defined below) who purchase our Common Stock pursuant to this offering and who hold our Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).

A “non-U.S. holder” means a beneficial owner of our Common Stock (other than an entity treated as a partnership for United States federal income tax purposes) that is not, for United States federal income tax purposes, any of the following:

●	an individual citizen or resident of the United States;

●

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to United States federal income taxation regardless of its source; or

●

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986 (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not address all aspects of United States federal income taxes and does not deal with any estate or gift tax consequences or any foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a former citizen or long-term resident of the United States, foreign pension fund, tax qualified retirement plan, bank, financial institution, insurance company, investment fund, tax-exempt organization, governmental organization, trader, broker or dealer in securities, “controlled foreign corporation,” “passive foreign investment company,” a partnership or other pass-through entity for United States federal income tax purposes (or an investor in such a pass-through entity), person subject to the alternative minimum tax, person that owns, or has owned, actually or constructively, more than 5% of our Common Stock, person who has elected to mark securities to market, person who acquired shares of our Common Stock as compensation or otherwise in connection with the performance of services, person who has acquired shares of our Common Stock as part of a straddle, hedge, conversion transaction or other integrated investment or an accrual-method taxpayer subject to special tax accounting rules under Section 451(b) of the Code). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds our Common Stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership (or other entity treated as a partnership for United States federal income tax purposes) or partner of a partnership holding our Common Stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the purchase, ownership and disposition of our common stock, as well as the consequences to you arising under other United States federal tax laws, the laws of any other taxing jurisdiction, OR AN APPLICABLE TAX TREATY. IN ADDITION, YOU SHOULD CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO POTENTIAL CHANGES IN UNITED STATES FEDERAL TAX LAW AS WELL AS POTENTIAL CHANGES IN STATE, LOCAL OR FOREIGN TAX LAWS.

Dividends

In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our Common Stock, the distribution generally will be treated as a dividend for United States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s Common Stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in our Common Stock, the excess will be treated as gain from the disposition of our Common Stock (the tax treatment of which is discussed below under “— Gain on Disposition of Common Stock”).

Subject to the discussions below regarding effectively connected income, backup withholding and Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed Internal Revenue Service (“IRS”) Form W-BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Common Stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals. A non-U.S. holder eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may be eligible to obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax. To claim the exemption, the non-U.S. holder must generally furnish a valid IRS Form W-8ECI (or applicable successor form) to the applicable withholding agent certifying eligibility for exemption. However, any such effectively connected dividends paid on our Common Stock generally will be subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Gain on Disposition of Common Stock

Subject to the discussion of backup withholding and FATCA below, any gain realized by a non-U.S. holder on the sale or other disposition of our Common Stock generally will not be subject to United States federal income tax unless:

●

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

●	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

●

we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our Common Stock, and our Common Stock is not regularly traded on an established securities market during the calendar year in which the sale or other disposition occurs.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States, provided that the non-U.S. holder has timely filed United States federal income tax returns with respect to such losses.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Annual reports are required to be filed with the IRS and provided to each non-U.S. holder indicating the amount of distributions on our Common Stock paid to such holder and the amount of any tax withheld with respect to such distributions. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the non-U.S. holder’s conduct of a United States trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), including by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or such holder otherwise establishes an exemption.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our Common Stock by a non-U.S. holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a non-U.S. holder sells or otherwise disposes of its shares of Common Stock through a United States broker or the United States offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the non-U.S. holder to the IRS and also backup withhold on that amount unless such non-U.S. holder provides appropriate certification to the broker of its status as a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person) or otherwise establishes an exemption. Information reporting will also apply if a non-U.S. holder sells its shares of Common Stock through a foreign broker deriving more than a specified percentage of its income from United States sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that such non-U.S. holder is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person) and certain other conditions are met, or such non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under FATCA, a 30% United States federal withholding tax may apply to any dividends paid on our Common Stock paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “— Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. FATCA currently applies to dividends paid on our Common Stock. The Treasury Secretary has issued proposed regulations providing that the withholding provisions under FATCA do not apply with respect to gross proceeds from a sale or other disposition of our Common Stock, which may be relied upon by taxpayers until final regulations are issued. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our Common Stock.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Sidley Austin LLP, Chicago, Illinois. If the validity of any securities is also passed upon by counsel for the underwriters, dealers or agents of an offering of those securities, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Porch Group, Inc. appearing in Porch Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2021, and the effectiveness of Porch Group, Inc.’s internal control over financial reporting as of December 31, 2021, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which conclude, among other things, that Porch Group, Inc. did not maintain effective internal control over financial reporting as of December 31, 2021, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), because of the effects of the material weaknesses described therein, included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth or incorporated by reference in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit. You may obtain copies of the registration statement and its exhibits via the SEC’s EDGAR database.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC. You may obtain documents that we file with the SEC at www.sec.gov.

Our website address is www.porchgroup.com. We do not incorporate the information on or accessible through our website into this prospectus or any prospectus supplement, and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any prospectus supplement. Our website address is included in this prospectus as an inactive textual reference only.

INCORPORATION OF DOCUMENTS BY REFERENCE

SEC rules permit us to incorporate information by reference into this prospectus and any applicable prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus and any applicable prospectus supplement, except for information superseded by information contained in this prospectus or the applicable prospectus supplement itself or in any subsequently filed incorporated document. This prospectus and any applicable prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC, other than information in such documents that is deemed to be furnished and not filed. These documents contain important information about us and our business and financial condition. Any report or information within any of the documents referenced below that is furnished, but not filed, shall not be incorporated by reference into this prospectus:

●	our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 16, 2022;

●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022, filed with the SEC on May 10, 2022, and August 9, 2022, respectively;

●	our Current Reports on Form 8-K filed with the SEC on February 11, 2022, March 16, 2022 (except for the information furnished under Item 7.01 and the exhibit furnished thereto), April 1, 2022, May 23, 2022, June 10, 2022, June 17, 2022, August 9, 2022 (Items 5.02 and 9.01) and August 9, 2022 (Item 1.02 only); and

●	the description of our capital stock contained in our registration statement on Form 8-A, as filed with the SEC on November 20, 2019, and any amendment or report filed with the SEC for the purpose of updating such description, including Exhibit 4.4 to our Annual Report on Form 10-K for the year ended December 31, 2020.

The SEC file number for each of the documents listed above is 001-39142.

We also incorporate by reference any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Common Stock or Warrants made by this prospectus, including all such documents we may file after the date of this post-effective amendment to the registration statement and prior to the effectiveness of this post-effective amendment to the registration statement, but excluding any information furnished to, rather than filed with, the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Porch Group, Inc.

411 1st Avenue S., Suite 501

Seattle, Washington 98104

Attention: Investor Relations

Phone: (855) 767-2400

Those copies will not include exhibits, unless the exhibits have specifically been incorporated by reference in this document or you specifically request them.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

Amount
SEC registration fee		$98,397
Legal fees and expenses			*
Accounting fees and expenses			*
Miscellaneous			*
Total	$		*

*        These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

We will bear all costs, expenses and fees in connection with the registration of the securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders, however, will bear all underwriting commissions and discounts, if any, attributable to their sale of the securities. All amounts are estimates except the SEC registration fee and the FINRA filing fee.

Item 15.    Indemnification of Directors and Officers.

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

In accordance with Section 102(b)(7) of the DGCL, our Amended and Restated Charter provides that a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

The Amended and Restated Charter provides that we will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise.

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with future directors and executive officers.

Item 16.    Exhibits.

Exhibit Number	Description

2.1+

Agreement and Plan of Merger, dated as of July 30, 2020, by and among the Company, PTAC, Merger Sub, and Joe Hanauer, in his capacity as the representative of all Pre-Closing Holders (incorporated by reference to Exhibit 2.1 of the Company’s Form 8-K (File No. 001-39142), filed with the SEC on July 31, 2020).

2.2

First Amendment to the Agreement and Plan of Merger, dated as of October 12, 2020, by and among the Company, PTAC and Merger Sub (incorporated by reference to Exhibit 2.1 of the Company’s Form 8-K (File No. 001-39142), filed with the SEC on October 14, 2020).

2.3+

Agreement and Plan of Merger, dated as of January 13, 2021, by and among Homeowners of America Holding Corporation, Porch Group, Inc., HPAC, Inc. and HOA Securityholder Representative, LLC, solely in its capacity as the Securityholder Representative (incorporated by reference to Exhibit 2.1 of the Company’s Form 8-K (File No. 001-39142), filed with the SEC on January 14, 2021).

2.4+

Membership Interest Purchase Agreement, dated as of January 12, 2021, by and among Porch.com, Inc., DataMentors Intermediate, LLC and DataMentors, LLC (incorporated by reference to Exhibit 2.2 of the Company’s Form 8-K (File No. 001-39142), filed with the SEC on January 14, 2021).

2.5+

Stock Purchase Agreement, dated September 2, 2021, by and between Porch.com, Inc. and Covéa Coopérations S.A. (incorporated by reference to Exhibit 2.1 of the Company’s Form 8-K (File No. 001-39142), filed with the SEC on September 9, 2021).

3.1

Third Amended and Restated Certificate of Incorporation of the Company, dated June 9, 2022 (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K (File No. 001-39142), filed with the SEC on June 10, 2022).

3.2	Amended and Restated By-Laws of the Company, dated December 23, 2020 (incorporated by reference to Exhibit 4.2 of the Company’s Form 8-K (File No. 001-39142), filed with the SEC on December 29, 2020).
4.1	Description of Securities (incorporated by reference to Exhibit 4.4 of the Company’s Form 10-K (File No. 001-39142), filed with the SEC on March 31, 2021).
4.2	Form of Common Stock Certificate of the Company (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K (File No. 001-39142), filed with the SEC on December 31, 2020).
4.3	Form of Warrant Certificate of the Company (incorporated by reference to Exhibit 4.2 of the Company’s Form 8-K (File No. 001-39142), filed with the SEC on December 31, 2020).
4.4

Warrant Agreement, dated November 21, 2019, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K (File No. 001-39142), filed with the SEC on November 26, 2019).

4.5

Indenture, dated as of September 16, 2021, by and between Porch Group, Inc. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K (File No. 001-39142), filed with the SEC on September 17, 2021).

4.6

Form of 0.75% Convertible Senior Notes due 2026 (included as Exhibit A in Exhibit 4.5) (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K (File No. 001-39142), filed with the SEC on September 17, 2021).

5.1

Opinion of Sidley Austin LLP (incorporated by reference to Exhibit 5.1 of the Company’s Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-252120), filed with the SEC on June 21, 2021).

10.1

Amended and Restated Registration Rights Agreement, dated December 23, 2020, by and among the Company and certain stockholders of the Company (incorporated by reference to Exhibit 10.4 of the Company’s Form 8-K (File No. 001-39142), filed with the SEC on December 31, 2020).

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 of the Company’s Form 10-K (File No. 001-39142), filed with the SEC on March 16, 2022).

23.1*	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Sidley Austin LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page to this post-effective amendment to the registration statement).

*	Filed herewith.
+	The schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

Item 17.    Undertakings.

The undersigned registrant hereby undertakes:

A.     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A)(i), (A)(ii) and (A)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

B.      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.     That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.      That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

G.      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on August 10, 2022.

PORCH GROUP, INC.

By:	/s/ Matthew Ehrlichman
Matthew Ehrlichman
Chairman of the Board of Directors, and
Chief Executive Officer

POWER OF ATTORNEY

The undersigned directors and officers of Porch Group, Inc. hereby appoint Matthew Ehrlichman and Marty Heimbigner, as his or her true and lawful attorney-in-fact for the undersigned, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-3 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 10, 2022.

Signature	Title

/s/ Matthew Ehrlichman	Chief Executive Officer and Chairman
Matthew Ehrlichman	(principal executive officer)

/s/ Marty Heimbigner	Chief Financial Officer
Marty Heimbigner	(principal financial and accounting officer)

/s/ Sean Kell
Sean Kell	Director

/s/ Rachel Lam
Rachel Lam	Director

/s/ Alan Pickerill
Alan Pickerill	Director

/s/ Maurice Tulloch
Maurice Tulloch	Director

/s/ Regi Vengalil
Regi Vengalil	Director